                                                                    EXHIBIT-23.1


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statements File Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383,
333-41603, 333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569,
333-84419, 333-88813, 333-88819, and 333-91621 of General Growth Properties,
Inc. on Form S-3 and the Registration Statements File Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461, 333-79737 and 333-105882 of General Growth
Properties, Inc. on Form S-8 of our report dated August 29, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph that states that the combined statements of revenues and certain expenses of certain properties owned by GGP Ivanhoe III, Inc. ("Statements") were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, that material amounts, as described in note 1 to the Statements that would not be directly attributable to those resulting from future operations of certain properties owned by GGP Ivanhoe III, Inc. are excluded, and the Statements are not intended to be a complete presentation of such properties' revenues and expenses), with respect to the Statements for the years ended December 31, 2002, 2001, and 2000 appearing in this current report on Form 8-K/A of General Growth Properties, Inc.

/s/ Deloitte & Touche LLP



Chicago, Illinois
September 12, 2003






















                                       S-1